Exhibit 10.23

AMENDMENT NO. 1 TO THE NOTIONAL UNIT AWARD AGREEMENT

THIS AMENDMENT NO. 1 TO THE NOTIONAL UNIT AWARD GRANT AGREEMENT (the “Amendment”), made as of this 18th day of December 2008 between KRATON Polymers LLC (the “Company”) and Kevin M. Fogarty (the “Participant”).

WHEREAS, the Company and the Participant entered into a notional unit award grant agreement, dated as of July 15, 2005 (the “Agreement”) pursuant to which the Company granted a Notional Unit award to the Participant pursuant to his Employment Agreement (as defined in the Agreement);

WHEREAS, the Company and the Participant have determined that it is desirable for Section 5 of the Agreement to be amended to provide for a revised definition of “Change in Control” for purposes of distribution of the award in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Participant hereby agree that, effective as of the date hereof, Section 5 of the Agreement is hereby amended as follows:

Section 5 is replaced in its entirety by the following:

“Distribution of membership units representing the portion of vested Notional Units shall occur as soon as practicable after the earlier of a Change in Control or termination of the Participant’s employment, provided that following a Change in Control, unvested Notional Units shall remain outstanding and continue to vest as provided above until the Participant’s employment terminates. For purposes of this Section 5 only, “Change in Control” shall have the meaning ascribed to it in Section 409A of the Internal Revenue Code of 1986, as amended.

Notwithstanding the foregoing, if a distribution of membership units is due as a result of the Participant’s termination of employment and at the time of such termination (i) the Company is a publicly traded company on an established securities market and (ii) the Participant is a Specified Employee (as defined below), then the payments to which the Participant would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to the Participant) for a period of six months from the date of the Participant’s separation from service (as determined under Section 409A of the Code) and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of the Participant’s death). For purposes of this Section 5 only, a “termination of employment” shall not be deemed to have occurred for purposes of this Plan unless such circumstances would constitute a “separation from service” for purposes of Section 409A. “Specified Employee” shall have the meaning provided in Treasury Regulation 1.409A-1; determination of which key Company Employees are Specified Employees under Treasury Regulation 1.409A-1 shall be made in accordance with Company policy.”

Integration. Except as otherwise specifically provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its duly authorized officer and said Participant has hereunto signed this Amendment on his own behalf, thereby representing that he has carefully read and understands this Amendment as of the day and year first written above.

KRATON POLYMERS LLC

By:	Richard A. Ott
Title:	Vice President, Human Resources

Kevin M. Fogarty

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